As filed with the Securities and Exchange Commission on January 16, 2020

Registration No. 333-109564
Registration No. 333-221926
Registration No. 333-225008

UNITED STATES
SECURITIES AND EXCHANGE  COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 to FORM S-3 REGISTRATION STATEMENT NO.  333-109564
POST-EFFECTIVE AMENDMENT NO. 1 to FORM S-3 REGISTRATION STATEMENT NO.  333-221926
POST-EFFECTIVE AMENDMENT NO. 1 to FORM S-3 REGISTRATION STATEMENT NO.  333-225008

UNDER
THE SECURITIES ACT OF 1933

ARQULE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

04-3221586
(I.R.S. Employer Identification Number)

One Wall Street
Burlington, Massachusetts 01803
(781) 994-0300
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive  Offices)

Rita Karachun
President
ArQule, Inc.
One Wall Street
Burlington, Massachusetts 01803
(781) 994-0300
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to: Catherine J. Dargan, Esq.
Michael J. Riella, Esq.
Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, DC 20001-4956
+1 (202) 662 6000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration   statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Amendment”) relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) filed by ArQule, Inc., a Delaware corporation (“ArQule”) with the Securities and Exchange Commission (the “SEC”):

●	Registration Statement on Form S-3 (No. 333-109564), filed with the SEC on October 8, 2003, as amended by Amendment No. 1 on November 24, 2003;
●	Registration Statement on Form S-3 (No. 333-221926), filed with the SEC on December 6, 2017; and
●	Registration Statement on Form S-3 (No. 333-225008), filed with the SEC on May 17, 2018.

On December 6, 2019, ArQule entered into an agreement and plan of merger (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) with Argon Merger Sub, Inc., a Delaware corporation (“Purchaser”) and wholly-owned subsidiary of Merck Sharp & Dohme Corp., a New Jersey corporation (“Parent”). Pursuant to the Merger Agreement, on January 16, 2020, Purchaser merged with and into ArQule with ArQule surviving the merger as a wholly-owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, ArQule has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by ArQule in the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, ArQule hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all    of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Commonwealth of Massachusetts, on this January 16, 2020. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

ARQULE, INC.

By:	/s/ Faye C. Brown
Name:	Faye C. Brown
Title:	Assistant Secretary